                                                                    EXHIBIT 11.1


                   THE FAILURE GROUP, INC. AND SUBSIDIARIES

                      STATEMENT REGARDING COMPUTATION OF
                             NET INCOME PER SHARE

     FOR THE QUARTERS AND SIX MONTHS ENDED JUNE 28, 1996 AND JUNE 30, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                Quarters Ended(1)                     Six Months Ended(1)
                                                        ------------------------------           -----------------------------

                                                          June 28,          June 30,               June 28,         June 30,
                                                          1996                1995                  1996            1995
                                                        -----------       ------------           ------------     ------------
 Weighted average shares issued and outstanding-
  Common stock.....................................      $ 6,618           $ 6,584                  $  6,665         $  6,593

Income before extraordinary item...................          946               686                     1,592            1,176
Extraordinary item (net of taxes of $301)..........         (443)               --                      (443)              --
                                                         -------           -------                  --------         --------
Net income.........................................          503               686                     1,149         $  1,176
                                                         =======            ======                  ========         ========

Income per share before extraordinary item.........      $   .14            $  .10                  $    .24         $    .18
Extraordinary item per share.......................      $  (.07)           $   --                  $   (.07)        $     --
                                                         -------           -------                  --------         --------

Net income per share...............................      $   .08            $  .10                  $    .17         $    .18
                                                         =======            ======                  ========         ========

- ---------------

(1) The modified treasury stock method was used as shares obtainable exceeded 20% of the Common Stock outstanding at the end of the period. The assumed reduced interest expense resulting from the application of this method is immaterial.

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